EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                                October 28, 2003

Board of Directors
Star Multi Care Services, Inc.
33 Walt Whitman Road
Suite 302
Huntington Station, NY 11746

Gentlemen:

You have requested our opinion, as counsel for Star Multi Care Services, Inc., a New York corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 1,000,000 shares (the "Registered Shares") of common stock (the "Offering"), par value $.001 (the "Common Stock") that have been or will be issued pursuant to the Star Multi Care Services, Inc. 2003 Stock Incentive Plan.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable.

No opinion is expressed herein as to any laws other than the laws of the State of New York and of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Respectfully yours,

                                                  Meritz & Muenz LLP.


                                                  By:  /s/Lawrence A. Muenz
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                                                       Lawrence A. Muenz
                                                       Partner